Exhibit 10.19

Madrid, June 15th, 2007

Acciona, S.A.
Av. de Burgos, 18
28108 Alcobendas (Madrid)

Attn.:  Mr. Valentín Montoya Moya
          Chief Financial Officer

Dear Sirs,

     Acciona, S.A. (Acciona) and Enel Energy Europe S.r.L a wholly owned subsidiary of Enel SpA (Enel) (collectively, the “Offerors”) have launched a joint take-over bid (the “Offer”) over 100% of the shares of Endesa, S.A. (Endesa). Following the launching of the Offer, Acciona has requested to review certain information of Endesa in order to facilitate the Offer’s proceedings and, generally, to perform other actions needed in connection with the process of the Offer.

     As you are already aware, for Endesa it is essential, and a prerequisite for the furnishing of any information to you, that Acciona assumes the obligations of secrecy and confidentiality with regard to the Confidential Information (defined below) to which Acciona shall have access under the terms provided herein as well as those arising from the requirements of contractual good faith. Similarly, we acknowledge that it is essential for Acciona, and a prerequisite for the furnishing of any information to Endesa, that Endesa assumes the obligations of secrecy and confidentiality with regard to the Confidential Information to which it shall have access under the terms provided herein as well as those arising from the requirements of contractual good faith.

     Unless the context otherwise requires, the terms “Acciona” and “Endesa”, as used herein, shall be deemed to include any company, subsidiary or other entity controlled by, or under common control with, Acciona or Endesa.

     In connection with the Offer, Endesa or its Representatives (as hereinafter defined) may furnish to Acciona and its Representatives, written, visual or oral information, material and documents regarding Endesa and its business. In that process, Acciona or its Representatives may furnish to Endesa and its Representatives, written, visual or oral information, material and documents regarding Acciona and its business, or the intended structure of the Offer or other transactions, or any other aspects that may be related thereto. Such information, material and documents, furnished by Endesa or its Representatives, or by Acciona or its Representatives (such furnishing party, the “Supplier”) to the other party (the “Recipient”) and irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by the Recipient or its Representatives, that contain or otherwise reflect such information, material or documents, are herein called the “Confidential Information.” The term “Confidential Information” does not include information that (i) is or becomes generally available to the public, other than as a result of a disclosure by the Recipient or its Representatives in violation of this letter agreement, (ii) the Recipient can demonstrate was within the possession of the Recipient prior to its disclosure by the Supplier or

(iii) the Recipient can demonstrate was or became available to the Recipient from a source other than the Supplier. The foregoing notwithstanding, the term “Confidential Information” does include the existence and contents of this letter agreement and the fact that conversations are being held regarding the Transaction,

     Since Acciona is interested in studying and analyzing the Confidential Information only and exclusively for the purposes described in the first paragraph of this letter, and Endesa and Acciona are interested in the confidentiality being maintained, as a condition to the furnishing of Confidential Information by the Supplier to the Recipient, the parties agree as follows:

     1. All Confidential Information furnished by the Supplier to the Recipient shall be deemed confidential and shall be kept and maintained by the Recipient under appropriate safeguards for a period of two (2) years from the date hereof and shall be used by the Recipient solely for the purposes provided herein and not for any other purpose, save to the extent required by a court or governmental agency or authority as set forth in section 2 below. In particular:

     (i) Each party shall disclose each piece of the Confidential Information only to those of its Representatives whose access to the same is indispensable for the purpose provided herein.

     (ii) Each of the Representatives of the Recipient shall be informed by the Recipient of the confidential nature of the Confidential Information and shall be directed to treat it confidentially and not to use it other than for the purposes described above. Each party shall keep records with the names of each of its Representatives having access to the Confidential Information.

Each party shall be responsible at all times for any failure by any of its Representatives to comply with the requirements set out in this letter agreement and agrees to indemnify the other party for any damages and/or other loss of any kind that it may suffer as a result of any such non-compliance by any Representative.

     The parties shall be subject to the conduct rules established by the Spanish Law 24/1988, on the Stock Markets.

     For purposes of this letter agreement, the term “Representatives’ of a party to this letter agreement shall mean the directors, officers, employees, agents and advisors of that party or of any company, subsidiary or other entity controlled by or under common control with said party (including without limitation that party’s independent attorneys, accountants, consultants and financial advisors).

     2. If either the Recipient or any of its Representatives are requested or required by any court or governmental agency or authority to disclose any of the Confidential Information, the entity or person receiving such request or demand will use all reasonable efforts to provide the Supplier with prompt notice of such request or demand so that the Supplier shall have an opportunity to seek an appropriate protective order. Moreover, the Recipient agrees to take all reasonable steps necessary to prevent inappropriate disclosure of the Confidential Information, or, if the information is required to be disclosed, the disclosure of a minimum amount of information. For the foregoing purposes, the Recipient will to the extent possible consult with the Supplier both on the requirement to disclose the Confidential Information and on the form, content and timing of any disclosure.

3. All Confidential Information shall be and remain the property of the Supplier.

Within thirty (30) days after either party notifies the other in writing each Recipient shall, and shall cause its Representatives to, redeliver to the corresponding Supplier all written Confidential Information that such recipient and its Representatives have received from such Supplier or its Representatives, including without limitation all copies, and such Recipient will, and shall cause its Representatives to, destroy all Confidential Information prepared by them based upon the Confidential Information supplied by such Supplier. The foregoing delivery or destruction shall be confirmed by each Recipient in writing.

     4. Each Recipient understands and acknowledges that any and all information contained in the Confidential Information, and any other information furnished by the Supplier or its Representatives, is being or will be provided without any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information so provided. Neither the Supplier nor any of its Representatives shall have any liability to the Recipient or its Representatives relating to or arising from the use of or reliance upon any Confidential Information or any errors or omissions therein.

     5. The parties acknowledge the importance to each other that the review of the Confidential Information and any conversation on the Offer be conducted in the most strict confidentiality, with only a limited number of individual Representatives of Acciona and Endesa. In particular, without the prior consent of Endesa, Acciona will not, and will cause its Representatives not to, contact with respect to the Confidential Information or the Offer any Representative of Endesa other than those individuals communicated to it by Endesa from time to time. Without the prior consent of Acciona, Endesa will not, and will cause its Representatives not to, contact with respect to the Confidential Information or the Offer any Representative of Acciona other than those individuals communicated to it by Acciona from time to time.

     6. Each party reserves the right, in its sole and absolute discretion, to decline to furnish further information, to deny access to information at any time, without advance notice, without any requirement to state any reasons therefore and without any obligation to compensate or pay damages. The exercise by a party of these rights shall not affect the enforceability of any other provision of this letter agreement.

     7. Each Recipient acknowledges that money damages may not be a sufficient remedy for any breach of this letter agreement by such Recipient or its Representatives and that without prejudice to any rights or remedies at law or in equity otherwise available to the Supplier, the Supplier shall, if the Recipient breaches any provision of this letter agreement, be entitled to injunctive relief, specific performance or other appropriate equitable remedies for any such breach.

     8. The provisions of this letter agreement shall be severable if any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

     9. This letter agreement shall be construed (both as to validity and performance) and enforced in accordance with, and governed by, the laws of the Kingdom of Spain. Any judicial proceeding brought against either of the parties hereto with respect to this letter agreement may be brought in the courts of the city of Madrid irrespective of where such party may be located at the time of such proceeding, and by execution of this letter agreement, each of the parties hereto hereby consents to the non-exclusive jurisdiction of such courts and waives any defense or opposition to such jurisdiction.

     Please indicate your agreement with the foregoing by signing a copy of this letter agreement and returning it to us.

Very truly yours,
Endesa, S.A.
/s/ Carlos Torre Vila

		Name:	Carlos Torre Vila
		Title:	Corporate Director of Strategy
Confirmed and agreed to:
Acciona, S.A.

/s/ Valentín Montoya Moya

Name:	Valentín Montoya Moya
Title:	Chief Financial Officer